Exhibit 99.3

Exceptions to Underwriting Guidelines

A small number of receivables in the pool of receivables constitute exceptions to the underwriting criteria of Ally Bank, as described in “Acquisition and Underwriting—Underwriting Exceptions” in the prospectus. Ally Bank monitors exceptions to the underwriting criteria, with the goals of limiting exceptions to a small portion of approved applications and rarely permitting more than a single exception for any contract. The depositor elected to include these receivables in the pool of receivables for the offering. These receivables were included in the pool on the basis that the depositor has historically securitized receivables with these characteristics and these exceptions are immaterial.

When deciding whether to approve an application, the credit underwriter reviews all of the factors related to the receivable and typically will not approve an application unless the credit underwriter also determines that compensating factors, such as a co-obligor, a lower loan-to-value ratio or a shorter loan term, mitigate the exception. As a result of the sponsor’s use of a credit underwriter to make the determination of whether to approve an application based on all of the characteristics of the receivable taken together, the credit underwriter does not identify the specific characteristics that caused him or her to approve an application and therefore the sponsor does not have the ability to track or disclose the specific compensating factors related to each receivable.

The following table explains the nature of the exceptions. As used in the table below, a “collateral characteristic” is an underwriting criterion primarily related to the financed vehicle, such as loan-to-value ratio (“Loan-to-Value Ratio”) or, for used vehicles, a limit on the maximum mileage or age of the vehicle (“Vehicle Characteristic”), and a “credit characteristic” is an underwriting criterion primarily related to the creditworthiness of the obligor, such as credit score related exceptions (“Related to Credit Score”), exceptions based on the payment-to-income ratio or debt-to-income ratio (“Payment Amount”) or other factors related to the creditworthiness of the obligor (“Other Factors Related to the Creditworthiness of the Obligor”). The aggregate amount financed of these exception receivables is $8,949,890.10 as of August 31, 2018.

Nature of Exception	Number of Contracts	Percentage of Aggregate Amount Financed
Collateral: Loan-to-Value Ratio	541	1.01%
Collateral: Vehicle Characteristic	414	0.53%
Credit: Related to Credit Score	4	0.00%
Credit: Payment Amount	49	0.10%
Credit: Other Factors Related to the Creditworthiness of the Obligor	11	0.01%

Total	1,019	1.66%